Exhibit 99.1

NEWS RELEASE		TALX

	Contacts:	L. Keith Graves
Phone: 314-214-7000
E-mail: lkg@talx.com

TALX TO ACQUIRE SHEAKLEY’S UNEMPLOYMENT COST MANAGEMENT AND
EMPLOYMENT VERIFICATION BUSINESSES,
SUBSTANTIALLY EXPANDING BOTH UC eXPRESS® AND THE WORK NUMBER®

     ST. LOUIS, MO (March 22, 2004) — TALX Corporation (NASDAQ: TALX) today announced that it has entered into a definitive agreement to purchase substantially all of the assets of the unemployment cost management and employment verification businesses of The Sheakley Group of Companies for approximately $39 million.

     The acquired businesses had revenues of approximately $18 million in 2003. The acquisition is expected to be immediately accretive to TALX’s earnings, adding $0.05 to $0.10 to earnings per share in the fiscal year ending March 31, 2005.

     In conjunction with the acquisition of these Sheakley businesses, TALX has obtained commitments from each of its current lenders to increase the amount of its credit facility to finance the acquisition.

     The acquired businesses are complementary to TALX’s existing unemployment cost management business, UC eXpress, and employment verification business, The Work Number. TALX believes the acquisition of these businesses has the potential to significantly enhance its market position in both UC eXpress and The Work Number. Benefits include:

•	a significantly expanded customer base for the company’s unemployment cost management business;

•	additional employment records that will expand the database for The Work Number, the nation’s leading automated employment and income verification service;

•	expanded service offerings, including pre-applicant screening services;

•	excellent cross-selling opportunities especially with ePayroll, FasTime® services and W-2 eXpress®; and

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•	better positioning for TALX to benefit from many large employers’ desire to outsource more services from fewer vendors.

     William W. Canfield, chairman and chief executive officer, said, “With our acquisition of two unemployment cost management businesses two years ago, we staked out a leadership position with our UC eXpress services. This new acquisition significantly enhances that market position through the addition of nearly 2,000 clients. Also, the acquisition of Sheakley’s employment verification business provides access to additional employment-related data. With a more robust database of employment information, we can better serve the needs of our verifying community.

     “These Ohio-based businesses already have strong positions in their market niches, as well as solid senior management teams and experienced staff. We believe there is an excellent fit between the new businesses and TALX’s existing services. We are excited about the opportunities that combining these businesses can provide, and welcome these businesses, clients and employees to TALX.

     “Additionally, as a result of this transaction, TALX will be exploring opportunities for new services, particularly with the emerging pre-applicant screening business that we are acquiring in this transaction and that we believe fits well into our suite of payroll/HR-related services,” commented Canfield. “TALX intends to continue to innovate with new types of services as it strengthens its market leading position in unemployment cost management and employment verification services for its clients.”

     Completion of the new credit facility is subject to final negotiation and execution of definitive documentation. Closings of the acquisition of the Sheakley businesses and the new credit facility are anticipated at the end of the month and are subject to customary closing conditions.

     CIBC World Markets acted as financial advisor for the acquisition. LaSalle Bank N.A. is acting as administrative agent in the syndicated credit facility.

     TALX Corporation is a leading business process outsourcer of payroll data-centric services. Based in St. Louis, Missouri, TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number and unemployment cost management services via UC eXpress. TALX also provides paperless payroll services, W-2 services and automated time entry and approval services. The company’s common stock trades on the NASDAQ Stock Market under the symbol

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TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com

Statements in this news release expressing the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, anticipated benefits to TALX’s earnings in fiscal 2005 and any other plans, objectives, expectations and intentions that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements.

These risks include, but are not limited to (1) the ability of the parties to perform their obligations and satisfy the conditions to the acquisition agreement; (2) the ability of TALX and the lenders to successfully negotiate and consummate the financing agreement and the absence of a financing contingency in the acquisition agreement; (3) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (4) the risks associated with pending litigation, investigations, and possible future proceedings as a result of matters related to our recent financial statement restatements; (5) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services; (6) risks associated with our ability to maintain the accuracy and confidentiality of our clients’ employee data; (7) the risk that our revenues from The Work Number may fluctuate due to changes in the level of residential mortgage activity and interest rates; (8) risks associated with our ability to prevent breaches of confidentiality as we initiate large-scale processing of verifications; (9) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability could be significantly harmed if those requirements were relaxed; (10) risks associated with any modifications to or failures to extend work opportunity or welfare to work tax credit laws; (11) risks associated with any interpretation of laws prohibiting the unauthorized practice of law to include the unemployment cost management or tax services that we provide; (12) risks associated with future challenges regarding applicability of the Fair Credit Reporting Act or any new privacy legislation or interpretation of existing laws; (13) risks associated with changes in economic conditions or unemployment compensation laws; (14) risk of interruption of our computer network and telephone operations including potential slow-down or loss of business as potential clients review our operations; and (15) risk of loss of revenue associated with the discontinuance of 900 number telephone service. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

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